  Exhibit 99.1

Frank Manning To Retire From Operating Role At Zoom Telephonics, Assisting New CEO Joseph Wytanis In A Smooth Transition

Boston, MA, January 21, 2020 – Zoom Telephonics, Inc. (“Zoom” or “the Company”) (OTCQB: ZMTP), a leading producer of cable modems and other communication products, today announced Frank Manning’s retirement as CEO and acting CFO of Zoom Telephonics effective February 1, 2020. Joe Wytanis, Zoom’s President, will become CEO and Jacquelyn Barry Hamilton will become acting CFO on that date. Frank Manning will become an advisor to Zoom and will remain as a Director. Jeremy Hitchcock, a current major shareholder of Zoom and a Director, will become Chairman of Zoom’s Board of Directors.

“I co-founded Zoom in 1977, and I’m proud of what we’ve built under my leadership,” said Mr. Manning. “After 43 years, it’s time for me to reduce my role at Zoom. Zoom has been experiencing significant growth since 2016, and we’re positioned to have a great year in 2020 and beyond. The fourth quarter of 2019, our last quarter of the fiscal year, should show revenue growth at least 37% above Q4 2018; and year 2019 revenue should be at least 15% above year 2018. We have a number of exciting products coming soon including DOCSIS 3.1 cable modems and modem/routers, mesh router products, and Cat4 cellular modems and routers. I’m confident that Joe Wytanis, who was hired as President with this transition in mind, will do a great job. We’ve worked together for over a year now, and I know him as a very capable leader who understands the business and is highly respected by Zoom’s employees, suppliers, and customers. I’m also excited about some of the new members of our team including Senior VP John Lauten, VP Sales Alla Berina, and our soon-to-be acting CFO Jacquelyn Barry Hamilton. I look forward to assisting during the transition and in my ongoing role as a Director.”

About Zoom Telephonics

Zoom Telephonics, Inc. designs, produces, markets, and supports cable modems and other communication products. The Company’s worldwide Motorola license agreement includes cable modems and gateways, local area network products including routers and MoCA Adapters, DSL modems and gateways, cellular modems and routers and sensors, and other Internet and network products. For more information about Zoom and its products, please visit www.zoom.net and www.motorolanetwork.com.

MOTOROLA and the Stylized M Logo are trademarks or registered trademarks of Motorola Trademark Holdings, LLC and are used under license.

Forward Looking Statements
The estimates provided in this release with respect to fourth quarter revenues are preliminary, as the Company has not completed its review of financial information for the quarter, including the associated estimates and judgments to be made in connection therewith; and the Company’s reported revenue/results could be different from the estimates set forth herein. Zoom cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Zoom expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in Zoom’s expectations or any change in events, conditions or circumstance on which any such statement is based.

Investor Relations Contact:
Jeremy Hellman, Vice-President
The Equity Group Inc.
Phone: 212-836-9626
Email: jhellman@equityny.com